EXHIBIT 10Z.(1)

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into between Richard Daniel (“Daniel” or “Employee”) and Northwest Natural Gas Storage, LLC (“NWNGS” or “Company”) (collectively the “Parties”) on the dates acknowledged below.

WHEREAS Daniel has chosen to resign his employment with NWNGS; and

WHEREAS NWNGS wishes to reiterate Daniel’s obligations up to and upon separation of employment;

NOW THEREFORE, in consideration of the mutual promises between the parties, IT IS AGREED as follows:

1. Separation of Employment and Advisory Services.  Daniel is voluntarily resigning his employment with NWNGS effective January 31, 2011 (“Separation Date”).  In anticipation of that separation, Daniel is resigning from the role of NWNGS, President and transitioning to an advisory role effective January 6, 2011.  As part of this advisory role, Daniel agrees and acknowledges that he will provide all of the following during the month of January 2011:

1.1.
A memorandum to NWNGS executives summarizing his observations on the lessons learned from the Gill Ranch Storage Project (“the Project”); including, but not limited to, a summary of all actions that have been completed, actions that remain to be completed, recommendations for completion and other information as may be required to facilitate his transition from the Project.

1.2.	A transition plan for the Interim President and training with the Interim President as needed.
1.3.	Any other services as may be reasonably requested by the Company.

2. Separation Payment.  In consideration of the promises set forth herein, the Company agrees to provide Daniel with a Separation Payment in the amount of $85,000.00 less applicable taxes and withholdings, payable on the Separation Date, so long as Daniel has timely executed this Agreement as provided for under Section 16 below.  The opportunity to receive this Separation Payment is provided only under the terms of this Agreement and is an opportunity to which Daniel is not otherwise entitled.  Daniel acknowledges and agrees that this opportunity represents good and valuable consideration.

3. Effect of Separation on Annual Incentive Plan.  Daniel is eligible to participate in the 2010 Annual Incentive Plan, NW Natural Gas Storage LLC (“Annual Incentive Plan”).  Under the terms of that Annual Incentive Plan, employees are not eligible to receive payment unless they remain employed with the Company on the payment date, which generally occurs in early March 2011.  Daniel agrees and acknowledges that, by separating employment on the Separation Date, he is not eligible for any payment under the Annual Incentive Plan; and in exchange for the consideration provided under this Agreement, Daniel further agrees and acknowledges that his eligibility under the Annual Incentive Plan shall terminate effective December 31, 2010.

4. Effect of Separation on Long Term Incentive Plan.  Daniel is eligible to participate in the NW Natural Gas Storage, LLC Long Term Incentive Plan (“LTIP”).  To receive an incentive payment under the LTIP, an eligible employee must be employed on the last day of the award cycle for the LTIP, which is December 31, 2011.  Daniel agrees and acknowledges that, by separating employment on the Separation Date, he is not eligible for any payment under the LTIP; and in exchange for the consideration provided under this Agreement, Daniel further agrees and acknowledges that his eligibility under the LTIP shall terminate effective December 31, 2010.

5. Effect of Separation on Change in Control Severance Agreement.  Daniel is a party to a Change in Control Severance Agreement (“CIC Agreement”) with NWNGS executed on July 16, 2010.  Daniel agrees and acknowledges that by separating his employment with NWNGS on the Separation Date, the CIC Agreement terminates and Daniel hereby waives all rights under that agreement.

6. Effect of Separation on Retention Agreement.  Daniel is a party to a Retention Agreement with NWNGS executed on November 8, 2010 (“Retention Agreement”).  That agreement provides that Daniel is eligible for certain payments and incentives if he remains employed with the Company on the dates stated in the Retention Agreement.  Daniel agrees and acknowledges that by separating his employment with NWNGS on the Separation Date, the Retention Agreement terminates and he is not eligible for any payment under the Retention Agreement; and in exchange for the consideration provided under this Agreement, Daniel further agrees and acknowledges that his eligibility under the Retention Agreement shall terminate effective December 31, 2010.

7. Effect of Separation on Relocation Bonus.  Pursuant to the May 28, 2009 Offer Letter to Daniel (Offer Letter), the Company paid Daniel a Relocation Bonus in the amount of $40,000 less applicable taxes and withholdings.  Under the terms of the Offer Letter, Daniel is obligated to repay that Relocation Bonus on a prorated basis should he not remain employed with the Company for at least two years.  In consideration of the promises stated in this Agreement, the Company hereby waives Daniel’s obligation to repay this Relocation Bonus.

8. Effect of Separation on Stock Options. Daniel received a grant of 3,000 stock options on February 24, 2010 pursuant to the Northwest Natural Gas Company Restated Stock Option Plan.  He agrees and understands that those options do not begin to vest until February 24, 2011 and that by resigning on the Separation Date, the option grant terminates and he is not vested in and will forego any rights to options under the February 24, 2010 agreement.

9. Protection of Confidential Information, Non-Disclosure and Non-Disparagement.

9.1.
Confidentiality, Ownership and Non-Disclosure of Company Information. Daniel agrees and acknowledges that during the course of his relationship with NWNGS he has had access to certain information not generally known to the public, including  business plans or strategic plans of the Company (including any

9.2.
of its parent or affiliated companies); technology, trade secrets, processes, works in progress or other proprietary information that derives economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use; and other confidential or proprietary information concerning the Company (including any of its parent or affiliated companies), including but not limited to information designated by the Company as confidential, or which Daniel otherwise knows or should know is confidential.  Daniel agrees that he has an ongoing obligation of confidentiality with respect to all such information and that all such information is and shall remain the exclusive property of the Company whether or not such information was conceived or developed by the Company or Daniel and whether or not disclosed to Daniel or entrusted to his custody in connection with his employment by the Company.  Daniel agrees that he will not at any time use, disclose or in any way allow the use or disclosure of any confidential information, without prior written permission from an authorized Company representative, unless otherwise required under applicable law.

9.2.
of its parent or affiliated companies); technology, trade secrets, processes, works in progress or other proprietary information that derives economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use; and other confidential or proprietary information concerning the Company (including any of its parent or affiliated companies), including but not limited to information designated by the Company as confidential, or which Daniel otherwise knows or should know is confidential.  Daniel agrees that he has an ongoing obligation of confidentiality with respect to all such information and that all such information is and shall remain the exclusive property of the Company whether or not such information was conceived or developed by the Company or Daniel and whether or not disclosed to Daniel or entrusted to his custody in connection with his employment by the Company.  Daniel agrees that he will not at any time use, disclose or in any way allow the use or disclosure of any confidential information, without prior written permission from an authorized Company representative, unless otherwise required under applicable law.

9.3.	Confidentiality of this Agreement. Daniel agrees that he will not disclose information concerning the terms of his separation or this Agreement, other than those terms that have been generally communicated to employees by the Company.  Daniel may, however, discuss this Agreement and its terms with his spouse or domestic partner, attorney, financial advisor, tax consultant or as otherwise required to do so by a court, governmental or taxing authority or by applicable law.  Prior to disclosing these terms to any of the above-referenced persons, Daniel shall take all reasonable steps to ensure that confidentiality is maintained by such parties, including, but not limited to, informing such persons of this obligation of confidentiality.
9.4.
Nondisparagement.  Except as otherwise required by law, Daniel agrees that he will not publish any statement or participate in the making of any statement which is disparaging or detrimental in any way to the Company (including any of its parent or affiliated companies), its services, affairs or operations.

9.5.	Equitable Relief. Daniel acknowledges that in the event he breaches any of the provisions of this Section 9, the Company will suffer irreparable injury because money damages would be inadequate to safeguard the Company’s protectible interests.  In the event of an actual or` threatened breach of any of these provisions, Daniel consents to the granting, by any court having jurisdiction and without the necessity of proving actual monetary loss, of an injunction or other equitable relief enjoining any breach of the above-referenced provisions.  Daniel further agrees that the prevailing party in any action to enforce Section 9 of this Agreement shall be entitled to recover reasonable costs and attorneys’ fees, including costs of appeal.

10.           Return of Company Property.  Daniel agrees to return all Company property, including keys, security cards, all computer discs, hardware, software or other electronic files, and all other Company documents, records or materials (whether in hardcopy or stored electronically) that were provided to Daniel during his relationship with the Company or that otherwise belong to the Company; Daniel further agrees not to retain or attempt to use any such Company property.

11.           Non-Immigrant H1-B Visa.   Daniel is providing services to the Company pursuant to a non-immigrant H-1B visa.  As required by law, upon separation of Daniel’s employment, the Company will provide notice to the United States Government of withdrawal of this non-immigrant H-1B visa.

12.           Dispute Resolution.  Any disputes arising in connection with the terms or enforcement of this Agreement, except as otherwise provided in Section 9 above, shall be resolved by confidential mediation or binding arbitration in accordance with the procedures of the Arbitration Service of Portland or other procedures agreed upon by Daniel and the Company.

13.           Entire Agreement.  This Agreement sets forth the entire agreement between the Company and Daniel as to its subject matter, and once executed, fully supersedes any prior agreements or understandings between the parties. This Agreement cannot be amended except in a writing signed by Daniel and an authorized representative of the Company.  Daniel acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this document.

14.           Severability.  If any of the provisions of this Agreement is declared by any court or arbitrator of competent jurisdiction to be illegal, invalid, or otherwise unenforceable, the remaining portion, terms and provisions of this Agreement shall nevertheless remain in full force and effect in a manner that, as fully possible, effectuates the intention of the parties to this Agreement.  Moreover, if one or more of the provisions in this Agreement, for any reason, shall be held to be excessively broad as to scope or subject to be unenforceable at law, such provision or provisions shall be construed by the appropriate judge or arbitrator by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law.

15.           Applicable Law.  Daniel acknowledges that this Agreement will be governed by the laws of the State of Oregon.

16.           Acknowledgment, Time for Acceptance and Expiration of Agreement.

16.1  By signing below, Daniel acknowledges that he has read and understands this Agreement and that he is entering into its terms knowingly and voluntarily.

16.2  Daniel was presented with this Agreement on January 4, 2011.  Daniel has five (5) business days (or until January 11, 2011) to consider, sign and return the signed Agreement. The signed Agreement is to be returned to Kimberly King, HR/Corporate Services Director, NWNGS, by or before January 11, 2011.

16.3  Daniel agrees and understands that if he fails to sign and return the
Agreement by  the date specified in Section 16.2, the Agreement is void and the benefits stated herein are no longer available.

Northwest Natural Gas Storage, LLC

_______________________________                                        By_________________________________
Mr. Richard Daniel	David Weber, NWNGS, COO

_______________________________              ___________________________________
Date                                                                                       Date